UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2017 (December 18, 2017)

CHEMBIO DIAGNOSTICS, INC.
 (Exact name of registrant as specified in its charter)
Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant's Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
As of December 18, 2017, Chembio Diagnostics, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement") with Neil A. Goldman to serve as Executive Vice President and Chief Financial Officer of the Company.  This Employment Agreement is described in Item 5.02(c) below, which description is incorporated by reference into this Item 1.01.
Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c) As of December 18, 2017 (the "Effective Date"), the Company entered into an Employment Agreement with Neil A. Goldman to serve as the Company's Executive Vice President and Chief Financial Officer.  Under the Employment Agreement, the Company will pay Mr. Goldman an annual base salary of $300,000, with the possibility of a discretionary, performance-based annual cash bonus of up to 40% of his base salary.
In the event Mr. Goldman's employment is terminated by reason of disability or for "cause," as defined in the Employment Agreement, or due to Mr. Goldman's resignation or voluntary termination, all compensation, including his base salary, his right to receive a performance bonus, and benefits, and the vesting of any unvested options, will cease as of his termination date, and Mr. Goldman will receive no severance benefits.
If the Company terminates Mr. Goldman's employment without cause or Mr. Goldman terminates his employment for a reasonable basis, as defined in the Employment Agreement (which includes involuntary termination within a six-month period upon a "Change of Control"), then the Company will pay Mr. Goldman his base salary for a period of twelve months and the Company's monthly share of health insurance premiums as severance.
The Employment Agreement also contains provisions prohibiting Mr. Goldman from (i) soliciting the Company's employees for a period of twenty-four months following his termination, (ii) soliciting the Company's customers, agents, or other sources of distribution of the Company's business for a period of twelve months following his termination, and (iii) except where termination is involuntary upon a "Change in Control", for a period of twelve months following termination of the Employment Agreement (or for a period of six months after termination if Mr. Goldman is not entitled to severance under the Employment Agreement), engaging or participating in any business that directly competes with the business activities of the Company in any market in which the Company is in business or plans to do business.
The Employment Agreement, which is for a term of one year, also provides that as of December 18, 2017, the Company's Board Of Directors grant Mr. Goldman stock options, pursuant to the Company's 2014 Stock Incentive Plan (the "Plan"), to purchase 125,000 shares of the Company's common stock, with the exercise price equal to the volume weighted average traded price of the Company's common stock on Nasdaq on December 18, 2017, and with options to purchase (i) 41,666 shares to be exercisable on December 18, 2018, (ii) 41,667 shares to be exercisable on December 18, 2019, and (iii) 41,667 shares to be exercisable on December 18, 2020.   That portion of the stock options granted to Mr. Goldman that become exercisable in any given year with an aggregate exercise price of up to, but not more than, $100,000 shall be incentive stock options under the Plan, and within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and any other stock options that become exercisable in that year shall be non-qualified stock options under the Plan.  If not exercised sooner, the stock options expire on December 18, 2024.
The foregoing description of the Employment Agreement is qualified in its entirety by the full text of the Employment Agreement.
Prior to joining the Company, Mr. Goldman worked at J.S. Held LLC, a private equity-sponsored national consulting firm to insurance carriers and law firms.  At J.S. Held, Mr. Goldman served as Executive Vice President - Corporate Development and CFO from 2015 to 2017, during which time he successfully completed six acquisitions and drove significant sales and EBITDA growth.  From 2005 to 2015, Mr. Goldman held senior level positions at Unwired Technology LLC and then Delphi Corp., now Aptiv plc (NYSE: APTV), following Delphi's acquisition of Unwired in 2014. Unwired was a hi-tech, tier-1 automotive OEM/consumer electronics manufacturer and portfolio company of American Capital.  Mr. Goldman's positions at Unwired included Executive Vice President-Corporate Development and CFO, and Senior Vice President-Chief Operating & Financial Officer. At Delphi, Mr. Goldman served as Global Finance Director for the Delphi Data Connectivity division.  In these roles, Mr. Goldman led the successful sale of Unwired to Delphi, delivering a significant return on investment to shareholders, drove substantial sales growth, and managed global manufacturing, planning, purchasing, inventory and logistics, in addition to customary finance areas.  Prior to Unwired, Mr. Goldman served as CFO of EPPCO Enterprises from 2003 to 2005 and worked from 1989 to 2002 at Ernst & Young and Cap Gemini Ernst & Young following the latter's acquisition of Ernst & Young's consulting business. At Ernst & Young, Mr. Goldman was an auditor, primarily of Fortune 500 companies, and advanced into regional and national management consulting positions.  Mr. Goldman received a B.S. in Business-Accountancy from Miami University, Oxford, OH.
(b) On December 18, 2017, Richard J. Larkin retired as Executive Vice President and Chief Financial Officer of the Company and its subsidiaries. It is anticipated that Mr. Larkin will be a part-time consultant with the Company for a period to be determined.
On August 11, 2017, Mr. Larkin informed the Company of his intention to retire as Executive Vice President and Chief Financial Officer of the Company and its subsidiaries at the earlier to occur of December 31, 2017 or the date on which a new CFO has been engaged and commences working for the Company. This was reported in a Form 8-K at the time.
ITEM 9.01. Financial Statements and Exhibits
Exhibits.
99.1	Press Release entitled "Chembio Announces Appointment of Neil A. Goldman as Chief Financial Officer" dated December 20, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 20, 2017 Chembio Diagnostics, Inc.

By:
John J. Sperzel, III
Chief Executive Officer

EXHIBIT INDEX
Exhibit Number Description
99.1	Press Release entitled "Chembio Announces Appointment of Neil A. Goldman as Chief Financial Officer" dated December 20, 2017.